Exhibit 99.1

For Release at 4:00 PM EST on Monday, February 27, 2012

Gasco Energy Announces Uinta Basin Joint Venture

•                  Transaction valued at $35.75 million accelerates Uinta Basin development

DENVER — (PR Newswire) — February 27, 2012 — Gasco Energy, Inc. (NYSE Amex: GSX) today announced that its subsidiary, Gasco Production Company (“Gasco” or the “Company”), has signed agreements, subject to customary closing conditions, to enter into a series of transactions with Wapiti Oil & Gas II, L.L.C., a Delaware limited liability company (“Wapiti”), pursuant to which it will, at closing, (I) sell to Wapiti an undivided 50% interest in its Uinta Basin producing oil and gas assets for $20.75 million in cash and (II) transfer to Wapiti an undivided 50% interest in its Uinta Basin non-producing oil and gas assets in exchange for, among other agreements, Wapiti’s commitment to fund $30 million of the drilling and completion costs associated with the exploration and development of the transferred assets.

Of Wapiti’s funding commitment, $15 million will be paid on behalf of the Company, and the Company has agreed provide an additional $7.5 million of drilling and completion costs.  Accordingly, the total program will be $37.5 million; provided that, if on February 23, 2013, the 5-year NYMEX natural gas strip pricing is at least $5.00/MMBTU, the drilling and completion program will be expanded by $6.25 million to $43.75 million with Wapiti paying for $5 million of the additional costs.

Closing is expected to occur in March of this year.  The agreements do not include Gasco’s California projects.

Additional disclosure may be found in Gasco’s Filing on Form 8-K filed with the SEC on February 27, 2012.

Management Comment

“The transactions with Wapiti constitute an important first step in Gasco’s implementation of its strategy of enhancing its financial position to allow it to pursue diversification of its asset base, while maintaining its exposure to the upside of its very significant position in the Uinta Basin,” said Gasco President and CEO King Grant.  “We are also excited to be working Wapiti which has a strong technical team with extensive experience in the Rockies.  Together, we will not only meet our drilling obligations and further develop our acreage, but will also conduct further testing of the Mancos Formation.  From a commodity perspective, the Uinta Projects with natural gas and Green River oil are complementary to our California oil projects where we are carried on as many as four wells in 2012.”

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meanings of Section 27A of the Securities Act of

1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology.  Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under (1) Part I, “Item 1A— Risk Factors,”“Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 2, 2011, and (2) Gasco’s reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.